Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF FORMATION
OF
OAKTREE CAPITAL GROUP, LLC

This Amended and Restated Certificate of Formation of Oaktree Capital Group, LLC (the "Company"), dated as of March 13, 2024 and which shall take effect at 12:01 a.m. Eastern Time on March 15, 2024, has been duly executed and is being filed by the undersigned, as an authorized person in accordance with the provisions of 6 Del. C. § 18-208, to amend and restate the Restated Certificate of Formation of the Company, which was filed on June 10, 2011 with the Secretary of State of the State of Delaware (as heretofore amended, the "Certificate"), to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

The Certificate is hereby amended and restated in its entirety to read as follows:

1.Name. The name of the limited liability company is Brookfield Oaktree Holdings, LLC.
2.Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.
3.Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware are Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first-above written.

_/s/ Lenard Gorokhov_______________________
Name:    Lenard Gorokhov
Title:    Assistant Vice President